UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COLONY FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

As previously disclosed, Colony Financial, Inc. (the “Company,” “we,” “us,” or “our”) and Colony Capital, LLC (“Colony Capital”), the parent company of the Company’s manager, entered into definitive agreements providing for the acquisition by the Company of substantially all of the real estate investment management businesses and operations of Colony Capital, the parent company of our external manager (the “Combination”). In connection with the Combination, the Company furnished to stockholders a definitive proxy statement filed with the Securities and Exchange Commission on February 24, 2015 (the “Definitive Proxy Statement”), with respect to the special meeting of the Company’s stockholders scheduled to be held on March 31, 2015. The Company is making the following supplemental disclosures in connection with the matter of Rice v. Barrack et al., Case No. BC575767 as further described herein.

These disclosures should be read in connection with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement. Capitalized terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Litigation Relating to the Combination

On March 17, 2015, a putative class action lawsuit challenging the proposed transaction was filed on behalf of Company stockholders in the Superior Court for Los Angeles County California (the “Court”). The action is captioned Rice v. Barrack et al., Case No. BC575767 (the “Litigation”). The complaint alleges that the directors of the Company breached their fiduciary duties by causing the Company to make materially incomplete or incorrect disclosures with respect to the Combination and seeks monetary relief and injunctive relief against the directors and the Company barring the consummation of the Combination unless the alleged disclosure deficiencies are remedied.

On March 24, 2015 the parties to the Litigation reached an agreement in principle that contemplates that the parties will enter into a definitive stipulation of settlement. After the parties enter into the definitive stipulation of settlement, the proposed settlement will be subject to the approval of the Court. If approved by the Court, it is anticipated that the settlement will result in a release of the defendants from all claims that were or could have been brought challenging any aspect of or otherwise relating to the Combination or the disclosures made in connection therewith, and that the Litigation will be dismissed with prejudice.

Pursuant to the proposed stipulation of settlement, the Company has agreed to make available additional information to its stockholders that is contained in this Supplement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement.

The Company and the other defendants have vigorously denied, and continue to vigorously deny, any wrongdoing and liability with respect to the facts and claims asserted, or which could have been asserted, in the Litigation. The Company and the other defendants deny that they have committed any violations of law or breach of fiduciary duty, that they have acted improperly in any way, or that they have any liability or owe any damages of any kind to the plaintiffs or to the purported class, and specifically deny that any further supplemental disclosure is required under any applicable rule, statute, regulation or law or that any defendant acted improperly in connection with the negotiation of or entry into the Combination. The settlement contemplated by the parties is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, among other reasons, to avoid the risk of delaying the Combination, and to provide additional information to the Company’s stockholders at a time and in a manner that would not cause any delay of the Combination, the defendants agreed to the settlement described above. The parties considered it desirable that the Litigation be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the Litigation.

The following paragraph is added as the new fourth paragraph in the “Summary of Financial Analyses of Morgan Stanley” section on page 61 of the Definitive Proxy Statement:

The basis for the various discount rates used throughout the analysis is a combination of the capital asset pricing model (“CAPM”) methodology and discount rates relied upon by equity research analysts in publicly available equity research. The CAPM methodology takes into account the risk premium, the risk-free rate, a Company’s predicted beta, the cost of debt, and the tax rate associated with the business. As each component may vary significantly across different companies, the discount rate may subsequently fluctuate. For the cost savings analysis, a discount rate derived by CAPM for Colony Financial as a standalone entity was used. For the private funds and non-real estate business, a discount rate was derived by CAPM by evaluating the comparable, publicly traded peers referenced.

The following paragraph is added as the new second paragraph in the “Analyses Relating to Cost Savings or Increase in Value from the Combination—Comparable Public Companies Analysis—Illustrative Value of the Combination” subsection in the “Summary of Financial Analyses of Morgan Stanley” section on page 62 of the Definitive Proxy Statement:

Morgan Stanley selected these four companies for its analysis because, in its professional judgment, they are externally managed mortgage REITs with a business model and asset base comparable to Colony Financial’s, and because each of the companies was capitalized during or after the recent recession (as was Colony Financial). Mortgage REITs that existed prior to the recent recession are less comparable to Colony Financial in Morgan Stanley’s professional judgment because pre-recession legacy investments generally experience a higher degree of credit issues as a result of the recession and generally have certain other investments and/or capital structure characteristics that make them less comparable. Furthermore, the vintage of the on-balance sheet investments and the cash flow profiles of the four referenced peers are comparable to those of Colony Financial and the balance sheet and financing strategies of the four referenced peers were more directly comparable to Colony Financial.

For purposes of this analysis, Morgan Stanley analyzed the ratio of share price to consensus estimated earnings for the calendar year 2015 for each of these companies. For each of the companies, this ratio was calculated using its closing price on December 19, 2014 and was based on the most recent publicly available information and Street consensus estimates. These multiples are set forth below:

Comparable Public Companies

Share Price/2015 Earnings
Apollo Commercial Real Estate Finance, Inc.	9.2x
Ares Commercial Real Estate Corp.	11.2x
Blackstone Mortgage Trust Inc.	12.8x
Starwood Property Trust Inc.	10.7x

Based on the results of this analysis, Morgan Stanley selected a range of 10.0x to 12.0x price to 2015 estimated earnings of the comparable companies, which it then applied to the Company’s estimated core earnings for the calendar year 2015 determined on a standalone basis of $380 million to derive an implied reference range of the equity value of the Company, as a standalone externally managed company, of $3,793 million to $4,552 million. Morgan Stanley also evaluated the price to 2015 estimated funds from operations multiples of internally managed companies as compared to externally managed companies by comparing the average multiples of price to estimated funds from operations for the calendar year 2015 of a representative set of externally managed REITs from various REIT industry sub-sectors to the corresponding average multiples of a comparable set of internally managed peers from the same REIT industry sub-sector. From this analysis, Morgan Stanley observed that internally managed peer companies typically trade at a price to funds from operations multiple more than 2.0x higher than externally managed companies. Based on the foregoing, Morgan Stanley then applied a range of 12.0x to 14.0x to the Company’s estimated earnings for the calendar year 2015 of $398 million, determined on a standalone basis after an adjustment to reflect the Combination to derive an implied reference range of the equity value of the Company, as an internally managed company, of $4,775 million to $5,572 million.

The first paragraph appearing on page 64 (after the table) in the “Analyses Relating to Cost Savings or Increase in Value from the Combination—Analysis of Selected Precedent Transactions—Cost Savings Resulting from the Combination” subsection in the “Summary of Financial Analyses of Morgan Stanley” section of the Definitive Proxy Statement is replaced, in its entirety, with the following:

Morgan Stanley reviewed the ratio of transaction value to reported or estimated EBITDA for each of the target companies in the selected precedent transactions noted above, based on the most recent publicly available information at or before December 19, 2014, the most recent trading day prior to the presentation of the fairness opinion. These multiples are noted below.

In addition to the transactions listed below, Morgan Stanley also identified six potential precedent transactions where publicly-disclosed financial information was not available. Those transactions involved (a) Corporate Property Associates 15, Incorporated, (b) RLJ Development, (c) STAG, (d) Pacific Office Properties Trust, (e) Healthcare Trust of America, Inc., and (f) AR Capital. Morgan Stanley did not use these transactions in its precedent analysis, however, because the necessary financial data were not publicly available and it was not therefore possible to calculate Transaction Value/EBITDA ratios. Such transactions were provided to the Special Committee only for informational purposes.

Selected Precedent Management Internalization Transactions

Acquirer	Target	Transaction Value/EBITDA
Piedmont Office Realty Trust, Inc.	Wells Real Estate Advisory Services	8.7x
Cedar Shopping Centers Inc.	Cedar Bay, SKR, Brentway	8.6x
Centerline Capital Group	Related Capital Company	8.3x
Inland Real Estate Corporation	Inland Combined Advisory and Management Companies	7.8x
Retail Properties of America, Inc.	Inland Western Combined Management Companies	5.6x
Dividend Capital Trust Inc.	Dividend Capital Advisors	6.7x
Carey Diversified	W.P. Carey & Co.	6.4x
Inland Retail Real Estate Trust	Inland Combined Management Companies	6.3x
CNL Hotels & Resorts, Inc.	CNL Hospitality Group	4.4x
Westfield Retail Trust	Westfield Australia / New Zealand	9.0x
H&R Real Estate Trust	H&R Property Management	10.0x
Silver Bay Realty Trust Corp.	Pine River Domestic Management, L.P. and Provident Real Estate Advisors LLC	6.8x
Cole Credit Property Trust III, Inc.	Cole Holdings Corp.	5.8x
American Homes 4 Rent	American Homes LLC	4.5x

Selected Precedent Asset Management Transactions

Acquirer	Target	Transaction Value/EBITDA
Royal Bank of Canada	BlueBay Asset Management	13.0x
Religare Enterprises Ltd.	Landmark Partners	12.0x
Crestview Partners	Victory Capital Management Inc.	10.3x
BT Investment Management Ltd.	J O Hambro Capital Management	9.4x
CBRE Group, Inc.	ING Group, N.V.’s European Real Estate Investment Management operations	9.0x
Affiliated Managers Group, Inc.	SouthernSun Asset Management LLC	9.0x
Ashmore Group Plc	Emerging Markets Management LLC	8.1x

Warburg Pincus / General Atlantic	Santander Asset Management	7.8x
Ares Management LLC	AREA Property Partners, L.P.	7.4x
Lee Equity Partners	Edelman Financial Group, Inc.	7.2x
Lightyear Capital	ING Clarion	5.6x
KKR & Co., LP	KKR Financial Holdings LLC	4.9x

Based on this analysis, Morgan Stanley selected a range of transaction value to EBITDA multiples of (i) 5.8x to 7.8x for the selected precedent management internalization transactions and (ii) 7.3x to 9.8x for the selected asset management company transactions. An implied value reference range for the value obtained by the Company in the Combination was then calculated based on applying those multiple ranges to the forecasted net cost savings to the Company resulting from the Combination for calendar year 2015, adjusted for a large non-traditional investment as described in “Perpetuity Method—Cost Savings Resulting from the Combination” beginning on page 61. This analysis indicated an implied value reference range for the total cost savings of $201 million to $271 million based on the selected precedent management internalization transactions and an implied value reference range for the total cost savings of $253 million to $341 million based on the selected precedent asset management company transactions.

The first new paragraph beginning on page 65 in the “Analyses Relating to Colony Capital—Comparable Public Companies Analysis—Private Real Estate Funds Business” subsection in the “Summary of Financial Analyses of Morgan Stanley” section of the Definitive Proxy Statement is replaced, in its entirety, with the following:

Morgan Stanley selected these eight alternative asset managers as comparable public companies because, in its professional judgment, Morgan Stanley considered these the closest comparables to Colony Capital in terms of business model. These eight companies comprise the largest publicly traded alternative asset managers each with more than $35 billion in fee-paying assets under management. Similar to the proposed combined company, each of these eight companies manages private equity, credit, and other investment strategies. Furthermore, the components of economic net income of each of these companies are comparable to that of the combined company, with a mix of asset management fees, investment income, and performance fees.

For purposes of this analysis, Morgan Stanley analyzed certain statistics for each of these companies for comparison purposes, including the ratio of the company’s share price as of December 19, 2014 to estimated economic net income for the calendar year 2015. Economic net income is a measure of operating performance commonly used by alternative asset managers because it includes changes in net unrealized carried interest and changes in the value of principal assets, which are primary indicators of performance for alternative asset managers. For each of the comparable companies, this ratio was calculated based on the most recent publicly available information and Street consensus estimates. These multiples are noted below:

Comparable Public Companies

Share Price/2015 ENI
The Blackstone Group L.P.	9.3x
KKR & Co. L.P.	8.5x
Apollo Global Management LLC	10.3x
The Carlyle Group LP	9.7x
Oaktree Capital Group LLC	14.5x
Och-Ziff Capital Management Group LLC	7.5x
Ares Management LP	9.5x
Fortress Investment Group LLC	9.2x

Morgan Stanley then derived a selected range of 8.5x to 10.3x from the comparable companies. Morgan Stanley then applied this selected range to Colony Capital’s estimated economic net income from its private real estate funds business for the calendar year 2015 of $23 million, adjusted to exclude income for the calendar year 2015 that is expected to be non-recurring. Estimated 2015 economic net income from Colony Capital’s private real estate funds business is inclusive of net fee-related earnings plus approximately $3 million of unrealized incentive fees before taxes.

Paragraph two appearing on page 71 in the “Certain Projections” section of the Definitive Proxy Statement is replaced, in its entirety, with the following:

The following table presents selected projections associated with the cost savings associated with termination of the Company’s management agreement. The external management fee projections were provided by the Company’s management to the Special Committee and its advisors in September 2014 based on the Company’s actual performance as of June 30, 2014, and do not reflect any potential impact of the Combination. The estimated internal management costs from Colony Capital’s combination with the Company were provided by Colony Capital management to the Special Committee and its advisors in September 2014 and per Colony Capital management guidance, represent an allocation of the total investment management expenses (including compensatory expenses and operating expenses) of the combined business on an internalized basis that would be attributable to the management of the Company’s business. The line in the following table labeled Management Contract – Net Cost Savings represents unlevered free cash flow as the forecasts provided were on a cash basis and assumed no incremental working capital and no debt-related expenses.

Paragraph three appearing on page 71 in the “Certain Projections” section of the Definitive Proxy Statement is replaced, in its entirety, with the following:

The following table presents selected projections associated with Colony Capital’s private funds business. The projections were provided by Colony Capital management to the Special Committee and its advisors in September 2014 based on Colony Capital’s actual performance as of June 30, 2014 and do not reflect any potential impact of its combination with the Company. The projections also include the 50% of CRP not owned by Colony Capital and the related estimated synergy resulting from inclusion in the Colony Capital platform. The line in the following table labeled Private Funds Business-FRE Pre-Tax represents unlevered free cash flow as the forecasts were provided on a cash basis and assumed no incremental working capital and no debt-related expenses.

The first table on page 71 in the “Certain Projections” section of the Definitive Proxy Statement is replaced, in its entirety, with the following table:

Management Contract – Net Cost Savings

($ in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Base Management Fees	$44	$56	$67	$79	$91	$102
Incentive Fees and Other	43	63	41	57	46	52

Total External Management Fees to Colony Capital	$87	$118	$108	$135	$136	$154

Operating General & Administrative Expenses (non-compensation)	(5)	(5)	(6)	(7)	(7)	(8)
Direct Overhead and Stock Grants (including compensation and benefits)	(31)	(36)	(39)	(43)	(45)	(49)

Total Internal Management Costs from Combination	(35)	(41)	(45)	(50)	(51)	(56)

Management Contract – Net Cost Savings	$52	$77	$63	$86	$85	$98

The second table on page 71 in the “Certain Projections” section of the Definitive Proxy Statement is replaced, in its entirety, with the following table:

Private Funds Business – Fee Related Earnings Pre-Tax

($ in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Base Management Fees from Private Funds	$111	$102	$97	$85	$85	$87

Direct Compensation and Operating Expenses	(24)	(28)	(30)	(33)	(35)	(38)
Other Expenses	(43)	(36)	(19)	(8)	(6)	(5)
Private Funds Management Costs	(67)	(65)	(49)	(41)	(40)	(43)

Private Funds Business – Fee Related Earnings Pre-Tax	$44	$37	$47	$44	$45	$44

Paragraph four appearing on page 65 in the “Certain Projections” section of the Definitive Proxy Statement is replaced, in its entirety, with the following:

In the second methodology, Morgan Stanley utilized an average multiple to net unrealized carry based on the implied carry multiples for alternative asset management companies. The implied carry multiple used in the analysis of 5.6x represented the average implied estimated carry multiple of publicly traded comparable alternative asset managers for 2015. This analysis, when added to the applied range of price to net fee related earnings multiples indicated an implied equity value reference range for Colony Capital’s private real estate funds business of $310 million to $356 million.

Forward-Looking Statements

Some of the statements contained in this Supplement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, and we intend such statements to be covered by the safe harbor provision contained therein. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology, such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “or potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The forward-looking statements contained in this Supplement reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking: market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy or the demand for commercial real estate loans; our business and investment strategy, including the ability of CAH Operating Partnership, L.P., in which we have a significant investment, to execute its single-family home rental strategy; our projected operating results; actions, initiatives and policies of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies; the state of the U.S. and global economy generally or in specific geographic regions; our ability to obtain and maintain financing arrangements, including securitizations; the amount and value of commercial mortgage loans requiring refinancing in future periods; the availability of attractive investment opportunities; the availability and cost of debt financing from traditional lenders; the volume of short-term loan extensions; the demand for new capital to replace maturing loans; the amount of capital we intend to invest pursuant to our single-family home rental strategy in the near term; our expected leverage; the general volatility of the securities markets in which we participate; changes in the value of our assets; interest rate mismatches between our target assets and any borrowings used to fund such assets; changes in interest rates and the market value of our target assets; changes in prepayment rates on our target assets; effects of hedging instruments on our target assets; rates of default or decreased recovery rates on our target assets; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; our ability to maintain our exemption from registration as an investment company under the Investment Company Act of 1940, as amended; the availability of opportunities to acquire commercial mortgage-related, real estate-related and other securities; the availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; failure to timely receive the required approvals by our stockholders, governmental or other regulatory agencies or third parties; the potential that a condition to the parties’ obligations to consummate the Combination may not be satisfied; our ability to consummate the Combination; the potential that operating costs and business disruption may be greater than expected; and the ability of Colony Capital to retain its senior executives and maintain relationships with business partners pending consummation of the Combination. While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. We caution investors not to place undue reliance on these forward-looking statements and urge you to carefully review the disclosures we make concerning risks in sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other risks and uncertainties detailed in such annual report and our other reports and filings with the SEC.

Additional Information and Where to Find It

In connection with the Combination, CLNY has filed the Definitive Proxy Statement with the SEC in connection with the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE COMBINATION AND ANY OTHER RELEVANT DOCUMENTS FILED BY CLNY WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMBINATION. The Definitive Proxy Statement and other relevant documents filed by CLNY with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by CLNY through its website at http://www.colonyfinancial.com. The information on our website is not, and shall not be deemed to be, a part hereof or incorporated into this or any other filings with the SEC. You may also request them in writing, by telephone or via the Internet at:

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

(310) 282-8820

Attn: Investor Relations

Website: http://www.colonyfinancial.com

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

CLNY, CC and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from CLNY’s stockholders in respect of the Combination. Information about CLNY’s directors and executive officers is available in

CLNY’s definitive proxy statement, dated April 1, 2014, for its 2014 annual meeting of stockholders. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from CLNY’s stockholders in connection with the Combination, including a description of their direct or indirect interests, by security holdings or otherwise, in CLNY is set forth in the Definitive Proxy Statement.